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                                                                   EXHIBIT 10.31
                             MANAGEMENT AGREEMENT

         This Management Agreement, dated as of December 21st, 1995, by and between General Manufactured Housing, Inc., a Georgia corporation (the "Company"), and Strategic Investments & Holdings, Inc., a Delaware corporation ("Strategic").

         WHEREAS, the Company desires to engage Strategic to render certain management services to the Company and Strategic desires to provide such services to the Company.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

Section 1.     Services.

         1.1 Engagement of Strategic. The Company hereby retains Strategic to render the management services described in this Section 1 during the term of this Agreement, and Strategic hereby agrees to provide such services to the Company during the term hereof.

         1.2 Management Services. During the term of this Agreement, Strategic agrees to:

               (a) provide ongoing management and consulting services to the Company, including strategic planning, marketing, consulting, financial planning and capital budgeting, executive compensation program analysis and such other management and consulting services as may, from time to time, be reasonably requested by the Company;

               (b) monitor the business of the Company and conduct periodic reviews and analyses of such business as reasonably requested by the Company; and

               (c) assist the Company in developing a long-term strategic plan with respect to the business of the Company and identify, review and analyze merger and acquisition opportunities for the Company.

         1.3   Extent of Services.  In carrying out its obligations under this
Section 1, Strategic shall devote such of its time and personnel as may be reasonably required to discharge its obligations to provide services hereunder and shall have regard to the objectives of the Company with respect to its business and any specific instructions from time to time communicated in writing by the Company to Strategic with respect to the business of the Company and the services provided hereunder. Strategic shall be free to render similar services to others.

Section 2.     Expense Reimbursement and Compensation.

         2.1 Reimbursement of Expenses. Strategic shall be reimbursed within ten (10) business days after the submission to the Company of a reasonably detailed invoice for any out-of-pocket expenses reasonably incurred by Strategic or any of its personnel in connection with the provision of the services described in Section 1 hereof including, without limitation, travel, meals, lodging, messengers or couriers; provided, that such fees and expenses shall not exceed $50,000 per annum. In addition, each of SIHI-GMH LLC, a New York limited liability company ("SIHI-GMH") and Bulldog Holdings LLC, a New York limited liability company ("Bulldog") shall be reimbursed within ten (10) business days after the submission to the Company of a reasonably detailed invoice for any out of pocket expenses reasonably incurred by either SIHI-GMH or Bulldog in connection with each of their filing or reporting obligations arising out of Bulldog's investment in Holdings or SIHI-GMH's being the managing member of Bulldog, including, without limitation, costs of preparing periodic financial statements, tax returns and other similar items, and various filing or reporting fees or state income or franchise taxes; provided, that such fees and expenses, in the aggregate will not exceed $5,000 per annum.
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         2.2   Closing Fee.  At the closing of the acquisition of the stock of the Company by GMH Acquisition Corp., Strategic shall receive from the Company, a closing fee equal to $500,000 plus reimbursement for all expenses incurred by it in connection with such acquisition.

         2.3 Management Fee. As compensation for the services provided pursuant to this Agreement, Strategic shall be entitled to receive from the Company an annual fee in an amount equal to $500,000, payable as follows:

         (a) $250,000 per annum (the "Base Fee"), payable in equal quarterly installments in arrears commencing on March 31, 1996; provided that the first such payment shall be prorated from the date hereof to such first quarterly payment date. The Base Fee shall be adjusted annually on January 1 of each year during the term hereof, commencing in 1997 (each, an "Adjustment Year"). The adjustment in the Base Fee (the "Adjustment") shall be the lesser of (i) 3% per annum or (ii) a percentage of the Base Fee equal to the percentage increase or decrease in the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for all Urban Consumers (CPI-U), all items, U.S. City Average (1982-84 = 100), or any successor or substitute index, between January 1 of the year immediately prior to the Adjustment Year and December 31 of such prior year (the "Index Year"); provided, however, in no event shall the Base Fee ever be less than $250,000. The Adjustment shall be calculated as soon as the Consumer Price Index information for December of the year immediately prior to the Adjustment Year is made available, and the adjustment shall be effective as of January 1 of the Adjustment Year. Any adjustment in the Base Fee pursuant to this Section 2.3 shall be added or subtracted, as the case may be, to the then current Base Fee being paid to Strategic, and the result thereof shall then become the Base Fee for each successive year, until further adjusted in accordance with the provisions of this Section 2.3.

         (b) $250,000 per annum (the "Incentive Fee"), payable in equal quarterly installments in arrears on the last day of each March, June, September and December of each year, commencing March 31, 1996; provided, that the Incentive Fee shall be paid pro rata with the dividends payable by GMH Holdings, Inc. ("Holdings") on its Series A Preferred Stock, so that if, for example, 50% of the dividends owed on the Series A Preferred Stock were paid, then 50% of the Incentive Fee would be paid to Strategic. If any quarterly installment of the Incentive Fee under this Section 2.3(b) hereof is not paid to Strategic when due hereunder solely because of a restriction contained in any applicable lending documents to which the Company is a party, such Incentive Fee shall be accrued by the Company and shall be payable to Strategic by the Company as soon thereafter as permitted under such lending documents.

Section 3.     Termination.

         3.1 Term of Agreement. Subject to Section 3.2 hereof, this Agreement shall become effective on the date hereof and shall continue in force and effect until December 31, 2010.

         3.2   Termination.

         (a) Right of Termination. The Company may terminate this Agreement upon sixty (60) days' prior written notice to Strategic if Strategic is in material breach of its obligations under this Agreement, and Strategic may terminate this Agreement upon sixty (60) days' prior written notice to the Company.

         (b) Effect of Termination. From and after the effective date of any termination, whether pursuant to Section 3.2(a) hereof or at the end of the term specified in Section 3.1 hereof, the Company shall have no liability to Strategic for any compensation hereunder (other than compensation accrued prior to the effective date of termination and remaining unpaid and a reasonable fee for any final report requested pursuant to this Section), and Strategic shall have no obligation to perform services hereunder. Upon effectiveness of the termination of this Agreement, Strategic shall provide the Company all records
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relating to the Company and shall, upon request of the Company, render a final report to the Company with respect to the services provided hereunder. Notwithstanding anything to the contrary contained herein, in the event of termination of this Agreement, the Company shall remain obligated to reimburse Bulldog and SIHI-GMH for their expenses incurred in accordance with the provisions of Section 2.1 hereof.

Section 4.     Miscellaneous

         4.1 SUBORDINATION. STRATEGIC HEREBY ACKNOWLEDGES THAT THE INCENTIVE FEE PAYABLE TO IT BY THE COMPANY HEREUNDER IS AND SHALL BE SUBORDINATE AND SUBJECT TO THE CLAIMS AND RIGHTS OF FIRST SOURCE FINANCIAL LLP, HOLDERS OF THE SENIOR SUBORDINATED NOTES, RFE INVESTMENT PARTNERS V, L.P., THE STATE TREASURER OF MICHIGAN, AS CUSTODIAN AND STERLING COMMERCIAL CAPITAL, INC. (COLLECTIVELY, THE "INVESTORS") PURSUANT TO AND TO THE EXTENT PROVIDED IN THE SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF, BY AND BETWEEN HOLDINGS, THE COMPANY, STRATEGIC AND THE INVESTORS.

         4.2 Assignment. Neither Strategic nor the Company may assign this Agreement or their respective rights or obligations hereunder to any third party; provided, however, that Strategic may assign any or all of its rights or obligations hereunder to an entity which controls, is controlled by, or is under common control with Strategic.

         4.3 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, or shall be delivered personally or by overnight courier, or shall be sent by telecopy or similar means of simultaneous transmission and receipt to the party to whom it is to be given at the address or telecopy number of such party set forth below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 4.3):

               (a)  If to the Company, to:

               General Manufactured Housing, Inc.
               P.O. Box 1449
               Waycross, GA  31502-1449
               Attention: Gary M. Brost
               Telecopy: (912) 285-1397

               (b)  If to Strategic, to:

               Strategic Investments & Holdings, Inc.
               The Cyclorama Building
               369 Franklin Street
               Buffalo, New York  14202
               Attention: Gary M. Brost
               Telecopy:  (716) 857-6490

Notices shall be deemed to have been given on the fifth day after being so mailed, the next business day after delivery to an overnight courier, when sent by telecopier (with receipt acknowledged) or upon receipt when delivered personally.

         4.4 Waiver; Remedies. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver hereunder must be in writing. All rights and remedies which the Company or Strategic may have under this Agreement are cumulative and in addition to any rights or remedies under applicable law or in equity.

         4.5 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the Company and Strategic and their respective successors and permitted assigns.
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         4.6   No Third Party Beneficiaries.  Except for SIHI-GMH and Bulldog,
this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement. Each of SIHI-GMH and Bulldog shall be entitled to enforce this Agreement as if they were parties hereto.

         4.7 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         4.8 Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to conflict of laws principles.

         4.9 Relationship of Parties. The parties agree that Strategic in the performance of its duties hereunder is an independent contractor acting as the agent of the Company, and that nothing contained herein shall constitute either party as employee or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization, joint venture, or partnership between the parties hereto or as giving Strategic any type of property interest in the Company, nor is any party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, except as otherwise provided herein, nor shall any party be in any way liable to the other party for any debt of the other. The Company acknowledges that neither Strategic nor any of its principals is registered under any federal or state law, rule or regulation as an investment advisor or securities broker or dealer and agrees that Strategic, unless and until registered, shall not be subject to restrictions thereunder in its relationship with the Company, including without limitation the nature and amount of compensation received for services hereunder.

         4.10 Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be modified only by a written instrument duly executed by each party hereto.

         4.11 Indemnification. The Company hereby agrees to indemnify and hold Strategic harmless from, against, for and in respect of any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charged, expense, damage or deficiency or other charge or expense (including attorneys fees and disbursements and related court filing fees, court costs, witness fees and similar matters) incurred or required to be paid as a result of or arising out of its entering into this Agreement or its providing services hereunder; provided, however, that Strategic shall not be entitled to any indemnification pursuant to this Section 4.11 if a court of competent jurisdiction has finally determined that Strategic is guilty of actual fraud or willful misconduct.
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         IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the date first above written.


                                        GENERAL MANUFACTURED HOUSING, INC.


                                        By: /s/ Gary M. Brost
                                            -------------------------------
                                            Name:  Gary M. Brost
                                            Title: President


                                        STRATEGIC INVESTMENTS & HOLDINGS,
                                        INC.


                                        By: /s/ James C. DelZoppo
                                            -------------------------------
                                            Name:  James C. DelZoppo
                                            Title: Vice President